EXHIBIT 99.2

                                     REVISED
                         PROJECTED FINANCIAL INFORMATION
                        ARMSTRONG WORLD INDUSTRIES, INC.

     These financial projections contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide our expectations or forecasts of future events. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including: the outcome of Armstrong World Industries Inc.'s ("AWI") Chapter 11 case; our ability to maintain financial liquidity; AWI's asbestos-related liability and any other litigation; variations in raw material and energy costs; our success in achieving manufacturing efficiencies and price increases; our success in introducing new products; product and price competition caused by factors such as worldwide excess industry capacity; interest, foreign exchange and effective tax rates; success in achieving integration of and synergies from our acquisitions; greater than expected working capital requirements; business combinations among competitors and suppliers; the strength of domestic and foreign end-use markets and improved efficiencies in the European flooring market; effects on international operations from changes in intellectual property protection and trade regulations; and other risks, uncertainties and factors disclosed in our and AWI's most recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

For purposes of developing the Plan of Reorganization (as such plan may be amended or modified, the "PLAN") for Armstrong World Industries, Inc. ("AWI")(1) and evaluating its feasibility, the following financial projections were prepared. These financial projections reflect AWI's estimate of its expected consolidated financial position, results of operations, and cash flows. Accordingly, the projections reflect AWI's judgment, as of October 31, 2003, of expected future operating and business conditions, which are subject to change.

All estimates and assumptions shown within the projections were developed by AWI. The assumptions disclosed herein are those which AWI believes to be significant to the projections. Although AWI is of the opinion that these assumptions are reasonable under the circumstances, such assumptions are subject to significant uncertainties, such as change in demand of public and private commercial and residential building construction and renovation, laws and regulations, foreign currency and interest rates, inflation, business combinations among our competitors, suppliers and customers, availability and cost of raw materials, energy and labor or other related factors affecting AWI's businesses. Despite AWI's efforts to foresee and plan for the effects of changes in these circumstances, AWI cannot predict their impact with certainty. Consequently, actual financial results could vary significantly from projected results.

THE REVISED PROJECTED FINANCIAL INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY AWI OR ANY OTHER PERSON AS TO THE ACCURACY OF THE REVISED PROJECTED FINANCIAL INFORMATION OR THAT ANY PROJECTIONS SET FORTH HEREIN WILL BE REALIZED.


--------------
(1) Any capitalized term used but not defined in this Revised Projected Financial information will have the meaning ascribed to such term in the Plan.

The Revised Projected Financial Information was prepared by AWI; it has not been audited or reviewed by independent accountants. The significant assumptions used in the preparation of the Revised Projected Financial Information are stated below.

The Revised Projected Financial Information is based upon the assumption that the Plan will be confirmed and, for projection purposes, that the Effective Date and the initial distributions take place as of December 31, 2003. Although the Revised Projected Financial Information is based upon a December 31, 2003, Effective Date, AWI believes that an actual Effective Date as late as June 30, 2004 would not have any material adverse effect on the projections for subsequent accounting periods within the Projection Period.

The reorganization will be accounted for in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

The following Revised Projected Financial Information is included herein:

     >> Projected Consolidated Balance Sheets of Reorganized Armstrong World Industries as of the Effective Date (which reflects the projected accounting effects of the Plan's consummation and of "fresh start" accounting as promulgated by SOP 90-7) and at December 31 for each of the years from 2004 through 2008.

     >> Projected Consolidated Statements of Income of Reorganized Armstrong World Industries for each of the years ending December 31, 2004 through 2008.

     >> Projected Consolidated Statements of Cash Flow of Reorganized Armstrong World Industries for each of the years ending December 31, 2004 through 2008.

The Revised Projected Financial Information has been prepared on the basis of generally accepted accounting principles consistent with those currently utilized by Armstrong World Industries in the preparation of its consolidated financial statements except as noted in the following assumptions. The projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below and with the audited consolidated financial statements for the fiscal year ended December 31, 2002 contained in the 2002 Form 10-K, and with AWI's third quarter 2003 Form 10-Q filed in October, 2003. Because these documents contain important information, users of this document are encouraged to read them. The forms 10-K and 10-Q are available free from the company's website or from the SEC at www.sec.gov).

WHILE AWI BELIEVES THE ASSUMPTIONS UNDERLYING THE REVISED PROJECTED FINANCIAL INFORMATION, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT ANY PROJECTIONS WILL BE REALIZED.

A. GENERAL ASSUMPTIONS

The forecast was created on a basis of combined business unit operations using segmental data for the business reporting entities, which include domestic and international affiliates of AWI which are not in chapter 11.

The Business Plan assumes certain specific economic and business conditions for 2004, with general assumptions based upon future macroeconomic indicators, historic growth and estimated directions of specific markets thereafter which were available during 2003. AWI has incorporated the impact of recent revisions to the macroeconomic assumptions wherever possible. AWI believes, however, there is a high degree of volatility inherent in the recent revisions, the duration and extent of which are uncertain, including, but not limited to, the destabilizing effect of international political tensions and lower consumer and business confidence in key markets.

                               ECONOMIC CONDITIONS
NORTH AMERICA

Plans have been built around a moderate economic recovery, with an assumption of 3.9% Real GDP improvement in 2004 and sustained modest growth for the duration of the forecasted period.

In the residential market, housing starts and single-family sales are projected to remain strong, but are expected to fall approximately 3% in 2004 from record levels in 2003. The forecast assumes that home affordability, climbing in recent years, will continue to enable ownership, which has grown from 64% to 68% over the previous decade. In support of this assumption, mortgage rates are expected to rise 0.3-0.5% in the latter part of 2004, but will remain near historically low levels in the forecasted period, continuing to fuel personal and commercial investment.

Modest improvement in the commercial markets is anticipated in 2004. Renovation work is expected to increase 2%, as vacancy rates, which rose in 2003, begin to decline in 2004. Construction starts are expected to increase modestly in 2004. However, after considering the lag effect of when Armstrong products are used in the construction cycle, sales to new construction are expected to decline by approximately 3-4% in 2004. Moderate growth in commercial markets should persist in 2005-2008, driven by a stronger economy and low interest rates. Similar trends are anticipated in the U.S. retail segment.

EUROPE

Armstrong competes in most countries throughout Western Europe. In general, much like the United States, Western Europe has seen lower interest rates support the housing market while helping to keep the continent from sliding into a significant economic recession. There are concerns that home affordability is becoming an economic strain, and, in some areas, there is a general softening of demand. Discretionary spending on "other housing spending" is also being fueled by interest rates. Commercial markets remain weak, and are expected to grow at a rate lower than GDP.

For purposes of this forecast, it is assumed that a moderate (1-2%) economic recovery in Europe will take place in the periods forecasted. This growth will vary by region, with some countries (e.g. U.K and Russia) growing more quickly than others in the Eurozone. As in the case of North America, the impact of this recovery on AWI's business will not become fully apparent until fiscal 2005.

ASIA

The expected strong growth of the Chinese market (7.0% GDP in 2004) is expected to lead economic expansion in the area. The forecast assumes that, due to relatively low interest rates, low inflation, and continued manufacturing expansion by U.S. and European firms in the area, economic growth is anticipated to continue in the mid-single digits for the foreseeable future, though this will vary by country. Some countries, such as Japan and Korea, are expected to experience more moderate growth.

FOREIGN EXCHANGE

The projected figures include the results of AWI's international operations, which pursue sales in over 75 countries throughout the world. The most significant currencies relating to these operations are the Canadian Dollar, British Pound, Euro and Swiss Franc. The following constant rates of exchange for these currencies have been used to translate results into U.S. dollars for these projections, as follows (U.S. Dollar = 1 foreign currency unit):

           Canadian Dollar               $0.6827
           British Pound                  $1.564
           Euro                           $1.073
           Swiss Franc                    $0.726

Although these rates are likely to fluctuate in value against the U.S. Dollar over time, such changes may not occur with all currencies simultaneously. As an indication of the sensitivity of the projections to exchange rate changes, the Company has estimated that a simultaneous 5% change in all of the above rates would impact the translation of projected results into U.S. Dollars approximately as follows:

           Cash & Cash Equivalents as of 12/31/03             $2.5 million
           Non-filed entity debt                              $2.5 million
           Net sales for 2004                                 $50 million
           Operating income for 2004                          $2 million

Because the Company hedges most of its known transactional foreign currency exposures for periods of up to one year, any additional impact resulting from exchange rate changes on such economic exposures is not expected to be material.

                          COMPETITIVE POSITION- FLOORS
AMERICAS

Over the 10 years ending 2002, the floor coverings market has grown at a Compound Average Growth Rate (CAGR) of 5.1%. Growth has varied for the category types, with customer preference, new product designs, and technology changing the product offering mix and sales results. The Company participates in three of these primary product lines - resilient (vinyl), hardwood, and laminates. Experience varies by product:

           U.S. FLOOR COVERING SALES 1992-2002

                              1992                      2002
                         ($12.4B SALES)             ($20.3B SALES)
                           Carpet 71%                Carpet  65%
                           Vinyl  12%                Ceramic 12%
                           Ceramic 9%                Hardwood 9%
                           Hardwood  5%              Vinyl  9%
                           Rubber  3%                Laminates 5%

Segment sales experience and future expectations in the forecast vary by product:

          WOOD: [historic 10-year CAGR 12%]

          Wood floors have gained significant share of the floor covering segments, growing from 5% to 9% of total share. The Company, selling under the product names Bruce(R), Robbins(R) and Hartco(R), participates in a highly competitive landscape of traditional wood floor and new entry manufacturers. The sales expectations in the forecast are based on assumptions that the wood floor market will continue to take some share away from other types of floor covering surfaces. As more suppliers enter the marketplace, price-point pressure will grow. The Company plans on offsetting this pressure through superior new product offerings at continuously improving service levels.

          LAMINATE: [historic 10 year CAGR 25+%]

          The fastest growing market in all of Americas flooring is laminates, and the Company, by some estimates, is #2 in market size for this product. The growing competition in this relatively small market has increased pricing pressure significantly. The product is expected to continue to grow sales in the high single-digit range, with technology and price the largest determinates on margin growth. The Company does not manufacture laminate flooring. Instead, the Company enters into long-term contracts with third party manufacturers for supply of this product.

          RESILIENT: [historic 10 year CAGR 2%]

          While shrinking as a percentage of total floor offerings, resilient/vinyl sales have grown based upon the overall growth of the industry. The forecast assumes that the markets will remain flat to negative in resilient as wood and laminates take share. The Company plans on improving product market share by improved performance with key distributors and customers, and continuously improving product design offerings and services.

EUROPE

The Company competes in two distinct Flooring markets in Europe, each with its own market demands, supply conditions, and competitive landscapes. Sports Flooring/Textile is served by the Armstrong Desso business and concentrates primarily on customers throughout Europe, though a small amount of sales also occurs in North America. The sports flooring/textile market in Europe is forecasted to be flat over the forecast period, with a series of highly fragmented manufacturers challenged by excess capacity for the foreseeable future. Sales and margin growth assumptions are consistent with the Company's continued commitment to pursuing market leadership and cost productivity in this flat environment.

Resilient Floors are also facing a flat to declining market during the course of the forecast. The resilient market is characterized as highly fragmented, with excess capacity further depressing market prices. Product preferences on style differ significantly by country, further fragmenting the market. For the period forecasted, AWI is assuming minimal growth in Western Europe, but plans to grow sales of European linoleum into the U.S. market. Germany, the Company's largest volume region, is expected to remain in its economic stagnation at least through 2004. The Company will grow revenues and margins by focusing efforts in key targeted market segments and pursuing productivity in manufacturing and administration to drive profit improvement.

                     COMPETITIVE POSITION- BUILDING PRODUCTS
AMERICAS

The Commercial Ceiling business is expected to increase in 2004 versus the previous year, primarily from renovation work as current office vacancies decline. Expectations incorporated in the forecast are for growth averaging approximately 2% for the remaining duration of the projected period. Retail sales are expected to grow 1-2% over the same period.

Similar to Floors, new product development, styling and services continue to drive market share for products in the Americas. New product developments, especially in alternative material ceilings such as wood and metal, are increasing customer options and competition.

EUROPE

As in the U.S., the commercial markets in Europe are expected to grow modestly. Sales growth will differ by region, with slight improvements in Western Europe following several years of decline, and moderate growth in Russia and Eastern Europe. The Company is the leading branded commercial mineral fiber supplier in Western Europe. As pressure is increasingly being placed on traditional mineral fiber by metal and soft ceiling entries, the Company expects to grow its metal ceilings business in Europe.

ASIA

The rapidly growing Chinese industrialization, coupled with preparations for the 2008 Olympics, should continue to attract investment over the projected period. Other countries in the region should also experience growth, especially South Asia. There is strong competition in the region from drywall ceilings, competition that is fueled by excess capacity and low installed pricing, which makes the product attractive versus other ceiling applications.

                         COMPETITIVE POSITION- CABINETS

The market for cabinets in the U.S. rose modestly in 2003, as activity from strong housing start levels in 2002-2003 drove demand. From 2004-2006, however, a moderate (1-3%/year) contraction in the market is anticipated, reflecting the lagged effect of slowing housing starts. Thereafter, a recovery of 2-3%/year growth is forecast. The Company contends that share can be gained through improving customer delivery performance, leveraging its existing customer sales and support infrastructure, and introducing new product styles and offerings.

                                PRICING/INFLATION

Inflation on sales price differs by business, depending on the industry and geography in which it competes, the competitive platform that exists, new products that may be introduced, and the expected demands of the customer. In general, the forecasts assume little to no gain in sales price due to the competitive nature of the businesses.

Inflation on costs other than raw materials and natural gas is generally assumed to be in line with CPI (U.S.) and other country equivalent calculations of price increase. Except where stated otherwise, inflation pressures are expected to be moderate (<2% in the U.S. and approximately 2% in most other countries) in 2004 and the duration of the forecast.

Salary increases are assumed at 3% per annum. Where available, contracted wage increases are included in the forecast. Otherwise, similar assumptions on CPI and unemployment are utilized for manufacturing labor cost inflation assumptions. Principal raw material assumptions differ by business and by product line. Raw materials purchases include the following:

          WOOD:

          During 2003, lumber prices have increased over prior year levels at an annual rate of 22%. In 2004, while lumber prices are not expected to increase significantly from 2003 year end levels, the average cost of acquiring lumber for the entire year is expected to increase by 6%. Prices are then projected to decrease modestly in the outlying years.

          PVC/PLASTICIZERS

          Average prices for these hydrocarbon-based products increased in 2003 versus the prior year, mainly due to the effect on oil prices from political tensions in the Middle East. In 2004, a small decline of approximately 2% per annum is projected as prices are restored to more normal levels.

          NATURAL GAS

          For 2004, the company expects annual costs for this energy source to increase approximately 10% over the prior year Thereafter, prices are expected to decline modestly in 2005-6, then increase in 2007-8. In addition, the Company utilizes a formal hedging system to moderate exposure to large short-term price swings.

               SELLING, GENERAL, ADMINISTRATIVE AND OTHER EXPENSE

Selling, general, administrative and other expenses are forecasted in the individual business entities based upon their expectations of delivering quality products to the customer while attaining productivity within the operations to improve operating margin. Growth and decline outlooks in each business entity are based upon the individual needs of the specific business unit.

In addition, corporate support costs are assessed to the businesses. Cost assessments are based upon a level of effort; generally a calculation based on measurements such as employee headcount per group, man hours per group, invoices processed or materials procured per group. Corporate support costs cover services for accounting, treasury, tax, human resources, communications, legal, safety, shared services, and other corporate officer services.

B. DISTRIBUTIONS UNDER THE PLAN

Cash, debt securities and common stock of Reorganized AWI will be distributed pursuant to the Plan.

The projections assume the Asbestos PI Trust and the holders of Allowed Unsecured Claims will share in the Plan consideration, made up of the following components:

     >>   Available Cash,

     >> Cash (in lieu of Plan Notes) from a private offering of debt securities, and

     >>   Substantially all of the outstanding common stock of Reorganized AWI

ASSET DISTRIBUTIONS

Reorganized AWI expects to distribute cash and certain other assets on or after the Effective Date as follows:

     >> Approximately $350 million of cash, as defined in the Plan as Available Cash, will be distributed to the Asbestos PI Trust and to holders of Allowed Unsecured Claims.


     >> Approximately $111 million in book value of insurance assets will be distributed to the Asbestos PI Trust.

DEBT SECURITIES

$775 million of cash from a private offering of debt securities will be distributed to the Asbestos PI Trust and to holders of Allowed Unsecured Claims, with the securities, as described below, to be issued on the Effective Date:

     >>   $800 million of 144A Offering Proceeds.

The new debt issue is assumed to be comprised of a 10 year fixed rate note and a 7 year floating rate Term Loan B with a 5% annual amortization. It is assumed the full remaining principal on both tranches would be repaid at the respective 7 and 10 year anniversaries of the Effective Date and that interest will be paid quarterly in the case of the floating rate tranche and semi-annually in the case of the fixed rate note, unless otherwise specified.

It is assumed that Reorganized AWI will be rated a BB/Ba2 credit by the rating agencies.

Any cash raised by the issue in excess of amounts distributed under the Plan will be used to pay expenses associated with the issue and reduce borrowings drawn under the revolving credit facility.

COMMON STOCK

Common Stock of Reorganized AWI will also be issued pursuant to the Plan. Based on, among other things, its analysis of the Revised Projected Financial Information, the market value of securities of other companies serving similar markets and their capitalization rates, AWI's financial advisors, Lazard Freres & Co. LLC, have calculated the Reorganization Value of Reorganized AWI to be $2,700 million. Refer to Section X, entitled, "REORGANIZATION VALUE," of the Disclosure Statement and explanatory Note 10 to the financial statements included in this Exhibit for a description of the assumptions made and caveats thereto.

SHARE OF DISTRIBUTION

Refer to Section V, entitled, "THE PLAN OF REORGANIZATION," of the Disclosure Statement for a description of the distributions to be made to various classes of creditors.

OTHER LIABILITIES

Reorganized AWI will reinstate approximately $26 million of liabilities, including loans against Company Owned Life Insurance ("COLI") for certain retired and current executives.

C.         OTHER SIGNIFICANT ASSUMPTIONS

CASH

It is assumed that interest of 1.3% will be earned on surplus cash balances. A revolving credit facility is assumed to be necessary to enable Reorganized AWI to fund part of the distributions under the Plan and, if necessary, working capital and operating needs. For these purposes, approximately $65.6 million in borrowings will be required as of the Effective Date under this facility, and repayments of these borrowings will be made in 2004. Interest is calculated accordingly at a rate of 4.0 % per annum on these borrowings.

Reorganized AWI will retain $134.4 million in cash for ongoing business needs and to meet certain expenses pursuant to the Plan, as follows: Reorganized AWI will reserve approximately $100 million for ongoing working capital purposes, approximately $30 million for certain Administrative Expenses and $4 million for selected new debt financing costs.

PROPERTY, PLANT AND EQUIPMENT

To adjust net property, plant and equipment to an estimate of its fair value in accordance with SOP 90-7, AWI has hired American Appraisals to obtain appraisals to determine what revisions, if any, should be made to these asset values. Since the appraisal process is not yet complete, an estimated increase in the asset value of $300 million has been used for this projection. The actual adjustment at the Effective Date could be higher or lower. Any adjustment to this allocation would have no impact on cash flow but would impact the projected statement of income and the balance sheet.

For purposes of this projection, the fair value adjustment of the property, plant and equipment is being amortized over eleven years, which approximates the estimated useful remaining life of the assets. Actual amortization periods used at the Effective Date, however, could be shorter or longer based on the outcome of the appraisal process.

OTHER INTANGIBLES

To adjust other intangibles (such as trademarks, patents and customer relationships) to an estimate of its fair value in accordance with SOP 90-7, AWI has hired American Appraisals to obtain appraisals to determine what revisions, if any, should be made to these asset values. Since the appraisal process is not yet complete, an estimated increase in the asset value of $294 million has been used for this projection. The actual adjustment at the Effective Date could be higher or lower. Any adjustment to this allocation would have no impact on cash flow but would impact the projected statement of income and the balance sheet. For purposes of this projection, certain components of the other intangibles are being amortized over ten to fifteen years, which approximates the estimated useful remaining life of the assets. Actual amortization periods used at the Effective Date, however, could be shorter or longer based on the outcome of the appraisal process.

INVESTMENT IN AFFILIATES

In accordance with SOP 90-7, investment in affiliates (which is primarily the investment in the WAVE joint venture with Worthington Industries, Inc.) was increased by $80 million to reflect the estimated fair value of this asset as of the Effective Date. The actual adjustment at the Effective Date could be higher or lower.

PENSION AND POST-RETIREMENT BENEFIT OBLIGATIONS

In accordance with SOP 90-7, asset and liability accounts representing pension assets and obligations and post-retirement benefit obligations are adjusted to reflect projected actuarial valuations of these assets and liabilities as of the Effective Date. The key assumptions used to project the actuarial valuations in respect of U.S plans are as follows:


-------------------------------------------- ------------------------------ ----------------------------------------------------
                ASSUMPTIONS                              2003                                 2004 AND BEYOND
-------------------------------------------- ------------------------------ ----------------------------------------------------
Discount rate                                            6.50%                                     6.75%
-------------------------------------------- -----------------------------------------------------------------------------------
Mortality assumptions                        Retirement Plan (RP2000) Table, provided by the Society of Actuaries, updated to
                                             2003
-------------------------------------------- ------------------------------ ----------------------------------------------------
Return on assets (pension)                               8.00%                                     8.00%
-------------------------------------------- ------------------------------ ----------------------------------------------------
Health care cost trend rate (post                         11%                                  10% for 2004
retirement benefit)                                                                             9% for 2005
                                                                                                8% for 2006
                                                                                                7% for 2007
                                                                                          6% for 2008 and beyond
-------------------------------------------- ------------------------------ ----------------------------------------------------

INVENTORIES

In accordance with SOP 90-7, inventories are adjusted to recognize the estimated manufacturing profit in finished goods and work in process. In addition, existing LIFO inventory reserves are eliminated as of the Effective Date.

REORGANIZATION GOODWILL

In accordance with SOP 90-7, the reorganization value in excess of amounts allocable to identifiable assets is an intangible asset. This item has no tax or cash flow implications.

DEBT

Per the Plan, Reorganized AWI has agreed on a "reasonable efforts basis" to raise at least $775 Million of debt in the public debt markets under a Rule 144A private placement prior to the Effective Date and, if successful, the Asbestos PI Trust and the holders of Allowed Unsecured Claims would receive $775 million in cash in lieu of the Plan Notes on the Effective Date. Reorganized AWI would incur incremental fees estimated at $12 million to place such debt in the public debt markets. Any cash raised by the issue in excess of amounts distributed under the Plan and the incremental fees will be used to reduce borrowings drawn under the revolving credit facility.

For the purposes of this forecast, it is assumed that Reorganized AWI will issue new debt on the following terms:

     >> $300 million, seven year floating rate Term Loan B, with an interest rate of 4.17% per annum.

     >> $500 million, ten year fixed rate note, with an interest rate of 6.75% per annum.

The Term Loan B is assumed to have a 5% annual amortization. It is assumed the full remaining principal on both tranches would be repaid at the respective 7 and 10 year anniversaries of the Effective Date and that interest will be paid quarterly in the case of the floating rate tranche and semi-annually in the case of the fixed rate note, unless otherwise specified.

The above interest rates are based on the assumption that Reorganized AWI will be rated "non-investment grade" (BB/Ba2) by the credit rating agencies. If Reorganized AWI is rated lower by the credit rating agencies, and depending on credit market conditions at the time of emergence, annual interest expense could increase for each of the years in the forecast.

INCOME TAXES

As described more fully in Section XII of the Disclosure Statement, entitled, "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN," it is expected that Reorganized AWI will receive federal income tax deductions in an amount equal to the cash and the value of stock transferred to the Asbestos PI Trust upon such transfer. With respect to debt securities transferred to the Asbestos PI Trust, it is also expected that Reorganized AWI will receive federal income tax deductions equal to the payments on such debt securities as and when made. The federal income tax deductions attributable to the transfer of the cash and stock to the Asbestos PI Trust will result in substantial net operating losses for federal income tax purposes. These net operating losses will be reduced by the amount of debt (excluding asbestos liabilities) and certain other prepetition liabilities cancelled in the reorganization.

A federal income tax receivable of $53 million will result from the carryback of these net operating losses to years in which income is available and for which the Company elects a carryback. This receivable of $53 million should be received prior to the first anniversary of the Effective Date (i.e., by December 30, 2004 if the effective date were December 31, 2003). This assumes that the Asbestos PI Trust is funded on the Effective Date. If funding occurs after the Effective Date, the income tax receivable would be eliminated and would be offset by an increase in deferred income tax assets.

A deferred income tax asset results from tax net operating losses and deferred deductions available to offset income tax payments in future years. Foreign tax credit carryforwards have been ignored, since it is expected that they will expire unutilized. For purposes of these projections, it is assumed that all other tax benefits are available upon the Effective Date and that no valuation allowance is necessary.

A statutory federal income tax rate of 35% is assumed throughout the projection period. The differences between the statutory and the effective tax rates for the projection period are due primarily to foreign and state income taxes. The current portion of income taxes payable set forth in the consolidated balance sheets is based on the assumption that payment generally occurs before the end of the calendar year.

LIABILITIES SUBJECT TO COMPROMISE

Liabilities subject to compromise will be discharged at the Effective Date.

          REORGANIZED ARMSTRONG WORLD INDUSTRIES, INC. AND SUBSIDIARIES
                  REVISED PROJECTED CONSOLIDATED BALANCE SHEETS
                           ($ IN MILLIONS- UNAUDITED)


                                                                 -------------------------------------------------------------------
                                                                                 Pro Forma January 1, 2004
                                                                 -------------------------------------------------------------------
                                                                       Pre-emergence               POR              Reorganization

                                    Assets                             Balance Sheet           Adjustments          Balance Sheet
                                    ------

Current assets:
     Cash and cash equivalents                                             $ 413.6          $ (279.2)(1,10)             $ 134.4
     Accounts receivable less allowance                                      335.2                 -                      335.2
     Inventories                                                             461.7              79.2 (2)                  540.9
     Income Tax Benefit                                                       14.2              53.3 (3)                   67.5
     Other current assets                                                     94.2             (16.0)(5)                   78.2
                                                                 ------------------------------------           ----------------
               Total current assets                                        1,318.9            (162.7)                   1,156.2

Property, plant, and equipment, net                                        1,249.3             300.0 (4)                1,549.3

Insurance for asbestos related liabilities                                    95.1             (95.1)(5)                      -
Prepaid pension costs                                                        451.5            (246.3)(6)                  205.2
Investment in affiliates                                                      50.2              80.0 (7)                  130.2
Goodwill, net                                                                240.4            (240.4)(8)                      -
Excess Reorganization  Value                                                     -             279.5 (8)                  279.5
Other intangibles, net                                                        87.6             293.7 (9)                  381.3
Income Tax Benefit                                                           903.0            (551.2)(3)                  351.8
Other noncurrent assets                                                      105.2              (1.0)(6)                  104.2
                                                                 ------------------------------------           ----------------
               Total assets                                              $ 4,501.2          $ (343.5)                 $ 4,157.7
                                                                 ====================================           ================


                      Liabilities & Shareholders' Equity

Current liabilities:
     Short-term debt                                                        $ 14.6               $ -                     $ 14.6
     Current installments of long-term debt                                    1.3              15.0 (10)                  16.3
     Accounts payable and accrued expenses                                   339.4                 -                      339.4
     Income taxes                                                             46.8                 -                       46.8
                                                                 ------------------------------------           ----------------
          Total current liabilities                                          402.1              15.0                      417.1

Liabilities subject to compromise                                          4,867.0          (4,867.0)(10)                     -

Long-term debt                                                                32.7                 -                       32.7
Restructured Debt                                                                -             785.0 (10)                 785.0
Exit Revolver                                                                    -              65.6 (10)                  65.6
Postretirement and post employment benefit liabilities                       260.0             169.5 (6)                  429.5
Pension benefit liabilities                                                  196.5              62.3 (6)                  258.8
Other long-term liabilities                                                   82.7              25.9 (11)                 108.6
Deferred income taxes                                                         18.4             270.6 (12)                 289.0
Minority interest in subsidiaries                                             10.2                 -                       10.2
                                                                 ------------------------------------           ----------------
          Total liabilities                                                5,869.6          (3,473.1)                   2,396.5

Shareholders' equity:
   Equity pre/post emergence                                              (1,368.4)          3,129.6 (10)               1,761.2
   Additional changes in APIC for restricted stock
   Retained earnings                                                                                                          -
                                                                 ------------------------------------           ----------------
          Total shareholders' equity                                      (1,368.4)          3,129.6                    1,761.2

                                                                 ------------------------------------           ----------------
          Total liabilities and shareholders' equity                     $ 4,501.2          $ (343.5)                 $ 4,157.7
                                                                 ====================================           ================

See Explanatory Notes to the Consolidated Financial Statements


                             ** TABLE CONTINUED **

                                      13A

                                                                   ------------------------------------------------------------
                                                                                    Reorganized Projected at
                                                                   ------------------------------------------------------------
                                                                                        December 31,
                                                                   ------------------------------------------------------------
                                    Assets                              2004       2005       2006         2007          2008
                                    ------

Current assets:
     Cash and cash equivalents                                         $ 275.0    $ 435.4    $ 645.6      $ 841.5     $ 1,059.5
     Accounts receivable less allowance                                  341.6      357.2      365.7        376.4         386.5
     Inventories                                                         506.4      500.6      507.7        515.5         523.8
     Income Tax Benefit                                                   14.2       14.2       14.2         14.2          14.2
     Other current assets                                                 73.3       65.0       58.6         59.0          59.2
                                                                   -------------------------------------------------------------
               Total current assets                                    1,210.5    1,372.4    1,591.8      1,806.6       2,043.2

Property, plant, and equipment, net                                    1,479.6    1,433.9    1,369.2      1,324.5       1,280.7

Insurance for asbestos related liabilities                                   -          -          -            -             -
Prepaid pension costs                                                    213.3      227.7      241.5        254.8         267.8
Investment in affiliates                                                 134.4      137.7      141.0        144.8         148.4
Goodwill, net                                                                -          -          -            -             -
Excess Reorganization  Value                                             279.5      279.5      279.5        279.5         279.5
Other intangibles, net                                                   364.6      348.9      335.8        325.0         314.5
Income Tax Benefit                                                       325.0      293.4      264.2        235.0         205.8
Other noncurrent assets                                                  104.7      107.2      109.5        112.3         115.2
                                                                   -------------------------------------------------------------
               Total assets                                          $ 4,111.6  $ 4,200.7    4,332.5    $ 4,482.5     $ 4,655.1
                                                                   =============================================================


                      Liabilities & Shareholders' Equity

Current liabilities:
     Short-term debt                                                    $ 14.6     $ 14.6     $ 14.6       $ 14.6        $ 14.6
     Current installments of long-term debt                               16.3       16.3       16.3         16.3          16.3
     Accounts payable and accrued expenses                               382.4      387.9      393.8        399.0         407.7
     Income taxes                                                         46.8       46.8       46.8         46.8          46.8
                                                                   -------------------------------------------------------------
          Total current liabilities                                      460.1      465.6      471.5        476.7         485.4

Liabilities subject to compromise                                            -          -          -            -             -

Long-term debt                                                            22.1       16.1        9.2          5.0           1.6
Restructured Debt                                                        770.0      755.0      740.0        725.0         710.0
Exit Revolver                                                                -          -          -            -             -
Postretirement and post employment benefit liabilities                   425.2      421.5      417.0        412.7         408.2
Pension benefit liabilities                                              254.7      250.4      245.8        240.4         234.3
Other long-term liabilities                                              110.2      111.6      112.9        113.9         115.1
Deferred income taxes                                                    275.6      274.3      285.4        284.2         284.1
Minority interest in subsidiaries                                         11.6       13.3       15.3         17.4          19.8
                                                                   -------------------------------------------------------------
          Total liabilities                                            2,329.5    2,307.8    2,297.1      2,275.3       2,258.5

Shareholders' equity:
   Equity pre/post emergence                                           1,761.2    1,761.2    1,761.2      1,761.2       1,761.2
   Additional changes in APIC for restricted stock                                    5.7       11.3         16.9          16.9
   Retained earnings                                                      20.9      126.0      262.9        429.1         618.5
                                                                   -------------------------------------------------------------
          Total shareholders' equity                                   1,782.1    1,892.9    2,035.4      2,207.2       2,396.6

                                                                   -------------------------------------------------------------
          Total liabilities and shareholders' equity                 $ 4,111.6  $ 4,200.7    4,332.5    $ 4,482.5     $ 4,655.1
                                                                   =============================================================

See Explanatory Notes to the Consolidated Financial Statements

                              ** TABLE COMPLETE **

                                       13B

           EXPLANATORY NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

EXPLANATORY NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS CONCERNING "PLAN ADJUSTMENTS".

1. Cash projected to be paid as of the Effective Date includes $350 million to the Asbestos PI Trust and the holders of Allowed Unsecured Claims paid out of cash and cash equivalent balances and drawings under the Revolving Credit Facility. The remaining cash and cash equivalent balance of $134.4 million will be used for certain exit financing costs and Administrative Expenses, as well as operating cash needs estimated in this projection to be $100 million.

2. To adjust inventory to its approximate fair value through the elimination of the LIFO reserve ($59.1 million) and recognition of the estimated manufacturing profit in finished goods inventory ($20.1 million). Following the Effective Date, inventory will continue to be calculated on the LIFO method for both book and tax purposes, where permitted.

3. Reorganized AWI will receive tax deductions for cash, debt and the value of equity securities contributed to the Asbestos PI Trust. An income tax receivable of $53 million will result from carryback of losses to years with available income. Deferred income tax assets of $352 million result from deferred deductions available to offset income tax payment in future periods. For purposes of these projections, it is assumed that all tax benefits, other than foreign tax credit carryforwards, are available upon the Effective Date, and no valuation allowance is necessary. Foreign tax carryforwards were ignored because they are expected to expire unutilized.

4. To adjust net property, plant and equipment to an estimate of its fair value in accordance with the fresh start accounting provisions of SOP 90-7. Since the appraisal process is not yet complete, an estimated increase in the asset value of $300 million has been used for purposes of these projections.

5. To record the transfer, at book value, of certain insurance related assets to the Asbestos PI Trust.

6. To record the fair value of the benefit plans as of the Effective Date, in accordance with SOP 90-7 and FAS 106, 112, and 87.

7. To adjust investment in affiliates, which is primarily the investment in the WAVE joint venture with Worthington Industries, Inc. This was increased by $80 million to reflect the estimated fair value of Reorganized AWI's share of the joint venture in accordance with the fresh start accounting provisions of SOP 90-7.

8. In accordance with the fresh start accounting provisions of SOP 90-7, existing goodwill is eliminated and excess reorganization value is recorded for amounts in excess of fair value allocable to identifiable assets.

9. To adjust other intangibles (such as trademarks, patents and customer relationships) to an estimated fair value in accordance with the fresh start accounting provisions of SOP 90-7. Since the appraisal process is not yet complete, an estimated increase in the asset value of $294 million has been used for purposes of these projections.

10. To record the discharge of Liabilities Subject to Compromise through the distribution pursuant to the Plan of debt securities, common stock, and the cash previously mentioned in Note 1.

     o Reorganized AWI will issue seven and ten year debt in the aggregate principal amount of $800 million.

     o Reorganized AWI has an estimated equity value of $1,761.2 million. New Common Stock of Reorganized AWI will be issued with an estimated value of $1,723.7 million after deducting $ 37.5 million of value for the New Warrants and before dilution from the equity incentive plan. The Existing AWI Common Stock will be cancelled, and the holders thereof will receive New Warrants with an expected fair value of approximately $35-$40 million.

     o Restricted stock awards granted at the Effective Date are expensed over the term of the award based on the fair value of the stock at the date of grant. As the restricted stock vests, the fair value is credited to equity as a component of Additional Paid In Capital.

11. To record liabilities reinstated on the books of Reorganized AWI.

12. To the extent that the above adjustments give rise to temporary book/tax differences, deferred taxation has been provided on these amounts at statutory rates of income tax.

INCOME STATEMENT IMPACT

SOP 90-7 adjustments impact the consolidated statement of income as follows:

1. Manufacturing profit in inventory as part of the finished goods inventory adjustment to fair value. Disposal of this inventory based on estimated sales is projected to increase cost of sales by approximately $20 million in the first half of 2004.

2. The fair value adjustment of the property, plant and equipment is being amortized over eleven years, unfavorably impacting the P&L by $27.3 per year.

3. Certain components of other intangibles are being amortized over ten to fifteen years, unfavorably impacting the P&L by $8.6 million per year.

4. Projected reorganization expense incurred after the Effective Date in the amount of $6.2 million in 2004 has been included in the determination of Operating Income.

          REORGANIZED ARMSTRONG WORLD INDUSTRIES, INC. AND SUBSIDIARIES
                 REVISED PROJECTED CONSOLIDATED INCOME STATEMENT
                           ($ IN MILLIONS - UNAUDITED)


                                                          ------------------------------------------------------------------------
                                                                                 Reorganized Projected at
                                                                                      December 31,
                                                          ------------------------------------------------------------------------
                                                               2004          2005          2006           2007            2008
                                                               ----          ----          ----           ----            ----

Net Sales                                                     $ 3,333.6    $ 3,501.2     $ 3,642.4      $ 3,790.8       $ 3,922.1
 Cost of Goods Sold                                             2,610.6      2,663.0       2,741.5        2,835.6         2,915.7
                                                          ------------------------------------------------------------------------
 Gross Profit                                                     723.0        838.2         900.9          955.2         1,006.4
       SGA                                                        607.1        609.3         627.0          639.7           658.1
       Amortization                                                26.5         27.4          26.0           26.0            26.0
       Equity in earnings from affiliates                         (18.6)       (24.3)        (25.7)         (27.9)          (28.6)
       Post Confirmation Reorganization Expense                     6.2          0.0           0.0            0.0             0.0
                                                          ------------------------------------------------------------------------
Operating income (loss)                                         $ 101.8      $ 225.8       $ 273.6        $ 317.4         $ 350.9
       Interest expense                                            64.0         63.0          62.2           61.3            60.5
       Other (income) expense                                      (2.7)        (4.6)         (7.0)          (9.7)          (12.4)
       Minority interest                                            1.2          1.6           2.2            2.2             2.3
                                                          ------------------------------------------------------------------------
Earnings before income taxes                                     $ 39.3      $ 165.8       $ 216.2        $ 263.6         $ 300.5
       Income tax expense                                          18.4         60.7          79.3           97.4           111.1

                                                          ------------------------------------------------------------------------
Net earnings from Continued Operations                           $ 20.9      $ 105.1       $ 136.9        $ 166.2         $ 189.4
                                                          ========================================================================



SEGMENTAL DATA
                                                                 2004         2005          2006           2007            2008
                                                                 ----         ----          ----           ----            ----
Net Sales

Resilient Floor                                               $ 1,214.3    $ 1,247.7     $ 1,280.2      $ 1,310.2       $ 1,332.5
Wood Floor                                                        765.2        797.4         829.8          866.8           890.2
Textile & Sports Floor                                            257.8        264.3         269.9          274.3           278.3
                                                          ------------------------------------------------------------------------
Total Floor                                                   $ 2,237.3    $ 2,309.4     $ 2,379.9      $ 2,451.3       $ 2,501.0
Building Products                                                 887.2        944.9         992.7        1,035.9         1,071.9
Cabinets                                                          209.1        246.9         269.8          303.6           349.2
                                                          ------------------------------------------------------------------------
Total Company                                                 $ 3,333.6    $ 3,501.2     $ 3,642.4      $ 3,790.8       $ 3,922.1
                                                          ========================================================================

Operating Income

Resilient Floor                                                  $ 93.0      $ 115.8       $ 120.5        $ 128.1         $ 132.0
Wood Floor                                                         47.2         61.2          73.1           89.3            94.6
Textile & Sports Floor                                             (9.0)         7.5          10.5            8.5            11.0
                                                          ------------------------------------------------------------------------
Total Floor                                                     $ 131.2      $ 184.5       $ 204.1        $ 225.9         $ 237.6
Building Products                                                  76.7        121.8         144.4          156.0           163.7
Cabinets                                                            5.2          8.1          12.6           22.0            36.6
Corporate/other (including Fresh Start adjustments)              (111.3)       (88.6)        (87.5)         (86.5)          (87.0)
                                                          ------------------------------------------------------------------------
Total Company                                                   $ 101.8      $ 225.8       $ 273.6        $ 317.4         $ 350.9
                                                          ========================================================================


          REORGANIZED ARMSTRONG WORLD INDUSTRIES, INC. AND SUBSIDIARIES
             REVISED PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           ($ IN MILLIONS - UNAUDITED)


                                                                  ----------------------------------------------------------------
                                                                                     Reorganized Projected at
                                                                                         December 31,
                                                                  ----------------------------------------------------------------
                                                                         2004        2005           2006         2007        2008
                                                                         ----        ----           ----         ----        ----

Net income                                                             $ 20.9     $ 105.1        $ 136.9      $ 166.2     $ 189.4
Depreciation, amortization, other non-cash charges                      185.4       170.1          166.1        162.5       161.0
Deferred income taxes                                                   (13.5)       (1.3)          11.2         (1.3)       (0.1)
Equity (earnings) change in affiliates                                  (18.6)      (24.3)         (25.7)       (27.9)      (28.6)
(Increase) decrease in receivables                                       (6.4)      (15.5)          (8.5)       (10.7)      (10.1)
(Increase) decrease in inventories                                       34.6         5.8           (7.1)        (7.8)       (8.4)
(Increase) decrease in other current assets                              58.2         8.3            6.4         (0.4)       (0.2)
(Increase) decrease in other noncurrent assets                           18.4        14.7           13.0         13.1        13.3
Increase (decrease)  in accounts payable and accrued expenses            43.0        11.2           11.5         10.8         8.8
Increase (decrease) in other long-term liabilities                       (6.7)       (6.7)          (7.8)        (8.7)       (9.4)
Other                                                                     1.1         1.6            2.1          2.2         2.4
                                                                  ----------------------------------------------------------------
                                                                      $ 316.4     $ 269.0        $ 298.1      $ 298.0     $ 318.1


Capital Expenditures                                                    (99.0)     (108.6)        (108.3)      (107.0)     (106.7)
Distributions of equity affiliates                                       14.4        21.0           22.4         24.1        25.0
Proceeds from Sale of Fixed Assets                                        0.0         0.0           20.0
                                                                  ----------------------------------------------------------------
                                                                      $ (84.6)    $ (87.6)       $ (65.9)     $ (82.9)    $ (81.7)


Total Debt (non-revolver)                                               (25.6)      (21.0)         (22.0)       (19.2)      (18.4)
Total Revolver                                                          (65.6)        0.0            0.0          0.0         0.0
                                                                  ----------------------------------------------------------------
                                                                      $ (91.2)    $ (21.0)       $ (22.0)     $ (19.2)    $ (18.4)

                                                                      $ 140.6     $ 160.4        $ 210.2      $ 195.9     $ 218.0
                                                                      $ 134.4     $ 275.0        $ 435.4      $ 645.6     $ 841.5

                                                                      $ 275.0     $ 435.4        $ 645.6      $ 841.5     1,059.5
                                                                  ================================================================

                      IMPORTANT INFORMATION FOR HOLDERS OF
                    COMMON STOCK OF ARMSTRONG HOLDINGS, INC.

In connection with the proposed Plan, the Board of Directors of Armstrong Holdings, Inc. ("AHI") has proposed the dissolution and winding-up of AHI. In that regard, AHI filed relevant materials with the U.S. Securities and Exchange Commission ("SEC"), including a proxy statement with respect to approval by AHI's shareholders of the dissolution of AHI and a plan of liquidation. Because this document contains important information, stockholders of AHI are urged to read it. The document has been sent to shareholders and is available for free at the SEC's website, www.sec.gov.
                   ------------

Directors and executive officers of AHI and its subsidiaries may be deemed to be participants in AHI's solicitation of proxies from its shareholders in connection with this matter. Information about such directors and executive officers and their respective stock ownership and other interests is set forth in AHI's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Participants in AHI's solicitation may also be deemed to include various directors, executive officers and other persons:

DIRECTORS: H. Jesse Arnelle, Van C. Campbell, Judith R. Haberkorn, John A. Krol, Michael D. Lockhart, James E. Marley, John J. Roberts, Ruth M. Owades, M. Edward Sellers, Jerre L. Stead

OFFICERS: Matthew J. Angello, Leonard A. Campanaro, David E. Gordon, Michael D. Lockhart, John N. Rigas, William C. Rodruan, Stephen J. Senkowski, Barry M. Sullivan

As of the date of this communication, none of these participants individually beneficially owns more than 1% of AHI's common stock. Except as disclosed above, to the knowledge of AHI, none of these persons has any interest, direct or indirect, by security holdings or otherwise, in AHI. Stockholders will be able to obtain additional information regarding the interests of the participants by reading the proxy or consent solicitation statement of AHI if and when it becomes available.